SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (Amendment No. ____)*


                                 Paula Financial
                                (Name of Issuer)


                          Common Stock; $0.01 par value
                         (Title of Class of Securities)


                                    703588103
                                 (CUSIP Number)



     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                                 (Page 1 of 13)

CUSIP No.  703588103                      13G                Page 2 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             RFE Management Corporation
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             CO

CUSIP No.  703588103                   13G                   Page 3 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             RFE Investment Partners IV, L.P.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware

                                        5       SOLE VOTING POWER
            NUMBER OF                           423,713
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            0
                       7           SOLE DISPOSITIVE POWER
                                            423,713
                       8           SHARED DISPOSITIVE POWER
                                            0
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No. 703588103                      13G                 Page 4 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             RFE Associates IV, L.P.
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             PN

CUSIP No.  703588103                     13G                 Page 5 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Robert M. Williams
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             IN

CUSIP No.  703588103                     13G                 Page 6 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Howard C. Landis
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             IN

CUSIP No.  703588103                     13G                 Page 7 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             Michael J. Foster
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             IN

CUSIP No.  703588103                     13G                 Page 8 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             James A. Parsons
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             IN

CUSIP No.  703588103                     13G                 Page 9 of 13 Pages
-------------------------------------------------------------------------------

     1       NAME OF REPORTING PERSONS
             SS or IRS IDENTIFICATION NUMBER OF ABOVE PERSONS

             A. Dean Davis
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP         (a)  |_|
                                                                      (b)  |_|

     3       SEC USE ONLY


     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Connecticut
                                        5       SOLE VOTING POWER
            NUMBER OF                                    0
              SHARES
           BENEFICIALLY
             OWNED BY
               EACH
            REPORTING
           PERSON WITH
                       6           SHARED VOTING POWER
                                            423,713
                       7           SOLE DISPOSITIVE POWER
                                            0
                       8           SHARED DISPOSITIVE POWER
                                            423,713
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

             423,713
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES
             CERTAIN SHARES                                                |_|


    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

             6.7%
    12       TYPE OF REPORTING PERSON
             IN

Item 1(a).     Name of Issuer:

     The name of the Issuer is Paula Financial (the "Issuer").

Item 1(b).     Address of Issuer's Principal Executive Offices:

     The principal executive offices of the Issuer are located at 300 N. Lake Avenue, Suite 300, Pasadena, CA 91101.

Item 2(a).     Name of Person Filing:

     This report is being filed on behalf of Robert M. Williams, Howard C. Landis, Michael J. Foster, James A. Parsons, A. Dean Davis and RFE Management Corporation, a Delaware corporation (the "Management Corporation"), RFE Associates IV, L.P., a Delaware limited partnership ("Associates IV"), and RFE Investment Partners IV, L.P., a Delaware limited partnership ("RFE IV").

     Each of Robert M. Williams, Howard C. Landis, Michael J. Foster, James A. Parsons and A. Dean Davis, are general partners of Associates IV. Associates IV is the general partner of RFE IV. The investments of RFE IV are managed by the Management Corporation, a corporation which is owned by Robert M. Williams, Howard C. Landis, Michael J. Foster and James A. Parsons. By virtue of such relationships, each of Robert M. Williams, Howard C. Landis, Michael J. Foster, James A. Parsons, A. Dean Davis and the Management Corporation may be deemed to beneficially own all or a portion of the securities owned by RFE IV. Additionally, Associates IV may be deemed to beneficially own all or a portion of the securities owned by RFE IV. Each of the foregoing persons hereby expressly disclaims beneficial ownership of any securities which are not directly owned by each such person.

Item 2(b).     Address of Principal Business Office or, if None, Residence:

               c/o RFE Management Corporation
               36 Grove Street
               New Canaan, CT  06840
               Attention:  Donald A. Juricic

Item 2(c).     Citizenship:

     See Item 4 on cover pages.

Item 2(d).     Title of Class of Securities:

     This Schedule 13G statement relates to Common Stock, $0.01 par value.

Item 2(e).     CUSIP Number:

     703588103

Item 3.        Filing pursuant to Rules 13d-1(b) or 13d-2(b):

     Not Applicable.

Item 4.        Ownership.

               (a)  Amount Beneficially Owned:
                    See Item 9 of cover pages.

               (b)  Percent of Class:
                    See Item 11 of cover pages.

               (c)  Number of shares as to which such person has:
                    (i)    Sole power to vote or to direct the vote
                           See Item 5 of cover pages.
                    (ii)   Shared power to vote or direct the vote
                           See Item 6 of cover pages.
                    (iii) Sole power to dispose or direct the disposition of See Item 7 of cover pages.
                    (iv) Shared power to dispose or direct the disposition of See Item 8 of cover pages.


Item 5.        Ownership of Five Percent or Less of a Class.

     Not applicable.

Item 6.        Ownership of More than Five Percent on Behalf of Another Person.

     Not applicable.

Item 7.        Identification   and   Classification  of  the  Subsidiary  Which
               Acquired the Security Being Reported on by the Parent Holding Company.

     Not applicable.

Item 8.        Identification and Classification of Members of the Group.

     This Statement is not being filed by a group pursuant to Rule 13d-1(b)(ii)(H). The Reporting Persons hereby file this Schedule 13G pursuant to Rule 13d-1(c). The Reporting Persons acquired beneficial ownership of the shares reported as beneficially owned by them herein before any shares of Common Stock were registered pursuant to Section 12 of the Act. A copy of the agreement between the Reporting Persons that this Schedule 13G is filed on behalf of each of them is attached hereto as Exhibit A.

Item 9.        Notice of Dissolution of Group.

     Not applicable.

Item 10.       Certification.

     Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of the undersigneds' knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 10, 1998


RFE MANAGEMENT CORPORATION                 RFE ASSOCIATES IV, L.P.



By: /s/ Robert M. Williams                 By: /s/ Michael J. Foster
    --------------------------                 ------------------------
    Robert M. Williams                         Michael J. Foster
    President                                  A General Partner


                                                RFE INVESTMENT PARTNERS IV, L.P.
                                                By: RFE Associates IV, L.P.
                                                    Its General Partner


    /s/ Robert M. Williams                      By: /s/ Michael J. Foster
    --------------------------                      ------------------------
    Robert M. Williams                              Michael J. Foster
                                                    A General Partner


    /s/ Howard C. Landis
    --------------------------
        Howard C. Landis



   /s/ James A. Parsons
   ---------------------------
       James A. Parsons



   /s/ A. Dean Davis
   ---------------------------
      A. Dean Davis



  /s/ Michael J. Foster
  ----------------------------
      Michael J. Foster

                                    EXHIBIT A


                               AGREEMENT REGARDING
                          JOINT FILING OF SCHEDULE 13G



     Each of the undersigned agrees as follows:

     (i) The Schedule 13G to which this Exhibit is attached is filed on behalf of each of the undersigned.

     (ii) Each of the  undersigned is responsible  for the timely filing of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such entities contained therein; but each of such entities is not responsible for the completeness or accuracy of the information concerning the other entities making the filing, unless such entity knows or has reason to believe that such information is inaccurate.

     This Agreement may be executed in one or more counterparts.

Dated:   February 10, 1998


RFE MANAGEMENT CORPORATION                  RFE ASSOCIATES IV, L.P.



By: /s/ Robert M. Williams                  By: /s/ Michael J. Foster
    -------------------------                   -------------------------
    Robert M. Williams                          Michael J. Foster
    President                                   A General Partner


                                                RFE INVESTMENT PARTNERS IV, L.P.
                                                By: RFE Associates IV, L.P.
                                                    Its General Partner


    /s/ Robert M. Williams                  By: /s/ Michael J. Foster
    -------------------------                   --------------------------
    Robert M. Williams                          Michael J. Foster
                                                A General Partner


    /s/ Howard C. Landis
    -------------------------
    Howard C. Landis



    /s/ James A. Parsons
    -------------------------
    James A. Parsons



    /s/ A. Dean Davis
    -------------------------
    A. Dean Davis



    /s/ Michael J. Foster
    -------------------------
    Michael J. Foster